NSAR ITEM 77O
VK Municipal Trust
10f-3 Transactions


Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1          Kentucky Turnpike  PaineWebber  1,000,000    0.556    11/17/00
                  Authority

    2          MA Federal HWY    Lehman Brothers  1,500,000  0.260   11/17/00

    3         Houston, TX Public  Bear Stearns   1,500,000   0.739   11/30/00
               Improvement



Underwriters for #1
PaineWebber Incorporated
Salomon Smith Barney
Merrill Lynch & Co.
Morgan Stanley Dean Witter
J.J.P. Hillard, W.L. Lyons, Inc.
Morgan Keegan & Company, inc.
NatCity Investments, Inc
Ross, Sinclaire & Associates, Inc.
Banc One Capital Markets, Inc.
First Kentucky Securities Corp.
A.G. Edwards & Sons, Inc.
Edward D. Jones & Co., L.P.




Underwriters for #2
Lehman Brothers
Bear, Stearns & Co., Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities Inc.
PaineWebber Incorporated
Salomon Smith Barney
Fleet Securities
State Street Capital Markets, LLC
Advest, Inc.
A.G. Edwards & Sons, Inc.
CIBC World Markets Corp.
Corby North Bridge Securities
Dain Raushcer Inc.
Fahnestock & Co., Inc.
First Albany Corporation
First Union National Bank
H.C. Wainwright & Co., Inc.
Janney Montgomery Scott LLC
Mellon Financial Markets LLC
Merrill Lynch & Co.
Morgan Stanley Dean Witter
Prudential Securities
Ramirez & Co., Inc.
Raymond James & Associates, Inc.
Tucker Anthony Incorporated




Underwriters for #3
Bear, Stearns & Co. Inc.
J.P. Morgan Securities Inc.
Salomon Smith Barney
Siebert Brandford Shank & Co.
A.G. Edwards & Sons, Inc.
Banc One Capital Markets, Inc.
Morgan Stanley Dean Witter
Southwest Securities
The Chapman Company